Exhibit 21.1

Subsidiary                               State of Incorporatio   D/B/A
Diversified NY IPA, Inc.                 New York                None
Diversified Pharmaceutical Services
   (Puerto Rico), Inc.                   Puerto Rico             None
Diversified Pharmaceutical Services,
   Inc.                                  Minnesota               None
ESI Canada Holdings, Inc.                New Brunswick, Canada   None
ESI Canada, Inc.                         New Brunswick, Canada   None
ESI Claims, Inc.                         Delaware                None
ESI Mail Pharmacy Services, Inc.         Delaware                None
ESI Utilization Management Co.           Delaware                None
Express Scripts Sales Development Co.    Delaware                None
Express Scripts Specialty Distribution
   Services, Inc.                        Delaware                None
Express Scripts Vision Corporation       Delaware                ESI Vision Care
IVTx, Inc.                               Delaware                Express Scripts
                                                                 Infusion
                                                                 Services
Great Plains Reinsurance Company         Arizona                 None
Practice Patterns Science, Inc.          Delaware                None
Value Health, Inc.                       Delaware                None
ValueRx of Michigan, Inc.                Michigan                None
YourPharmacy.com, Inc.                   Delaware                None
607486 Alberta Ltd.                      Albert, Canada          None